EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 20th day of March, 2008 (the “Effective Date”), by and between Global Clean Energy Holdings, Inc., a Utah corporation (the “Company”), and Bruce K. Nelson (hereinafter, “Executive,” and collectively with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive has expertise in the financial management of public companies.

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment with the Company.

WHEREAS, the Company and Executive agree to a ninety (90) day initial probation period.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1  Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment. Until March 30, 2008, Executive shall be employed as an employee to provide accounting and financial planning and analysis services. Effective April 1, 2008, Executive shall be appointed as the Executive Vice President and Chief Financial Officer (“CFO”) of the Company and shall thereafter provide all services set forth herein.

1.2  Term. Unless otherwise terminated earlier in accordance with the provisions of this Agreement, Executive’s employment with the Company shall commence on the Effective Date, and shall continue for a period of two (2) consecutive one-year terms from the Effective Date (the foregoing two-year period is herein referred to as the “Initial Employment Term”). Upon expiration of the Initial Employment Term, the Term shall automatically renew for successive one-year periods every year thereafter (“Successive Terms”) on the same terms and conditions set forth herein unless either Party provides the other with written notice of its intention not to renew the Term at least sixty (60) days prior to the end of the then-current term. Notwithstanding the foregoing, either Party may terminate this Agreement for any reason or no reason, without liability to the other, effective on the first anniversary of this Agreement by giving the other Party written notice no less than 30 days prior to the first anniversary.

1.3  Probation Period. The Company and Executive agree to an initial ninety (90) day probation period, beginning on the Effective day. At any time during and up to the end of the ninetieth (90th) day following the Effective Date, either Executive or the Company may terminate this Agreement without any cause or reason and the entire Agreement will be null and void. If this Agreement is terminated by either Party during the initial ninety (90) day probation period, Executive will have no on-going obligation to the Company and the Company will have no on-going obligation to Executive, and all Initial and Incentive Stock Options (as defined below) will be cancelled.

1.4  Duties and Responsibilities. Executive, as CFO, shall perform such duties and functions as are customarily performed by a CFO of a public corporation the size and nature of the Company, including SEC reporting, financial planning, budgeting, treasury, accounting and reporting activities, assisting in acquisition efforts (including involvement in the due diligence process and negotiations), integration of acquired companies, involvement in strategic decision making and business plan execution, assisting in the management of personnel and oversight of certain technology and systems development, and such other duties and functions from time to time assigned to him by the Company’s Chief Executive Officer that are consistent with such title and position. In addition, Executive agrees to serve, if requested by the Company’s Board of Directors (the “Board”), as an officer of any other direct or indirect subsidiary of the Company, at no additional compensation. However, Executive will only be required to serve as an officer of any direct or indirect subsidiary of the Company if (i) Executive will be indemnified by the Company and (ii) director’s and officers’ liability insurance, in an amount deemed adequate by Executive, is available to cover Executive’s services for that entity.

1.5  Exclusive Employment. Executive agrees to devote the necessary amount of Executive’s business time, energy and efforts to the business of the Company (and its subsidiaries if and when directed by the Board), and to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company (and its subsidiaries if and when directed by the Board).

1.6  Other Obligations. The Company and Executive acknowledge that Executive is currently a Director of several other businesses, including M-Wave, Inc., MetroPacific Bank and Newport Bay Hospital (the “Other Positions”). Executive represents that his obligations to the Other Positions will not impinge on or conflict with his duties and obligations to Company under this Employment Agreement.

1.7  Indemnification and Insurance. The Company agrees to indemnify the Executive and maintain directors’ and officers’ liability insurance covering Executive for services rendered to the Company (and its subsidiaries if and when directed by the Board) covering the period that Executive is an officer of the Company. Executive will be indemnified and will be covered by the Company’s officer and director liability insurance policies to the same extent, and in the same amounts, as the CEO.

1.8  Covenants of Executive

1.8.1  Best Efforts. Executive shall report directly to the Chief Executive Officer and will have a direct reporting responsibility to the Board for certain functions requested by the Board. Executive shall devote his best efforts to the business and affairs of the Company (and its subsidiaries if and when directed by the Board). Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules, regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder.

1.8.2  Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Chief Executive Officer or the Board.

1.8.3  Compliance. Executive shall use his best efforts to maintain the Company’s compliance with all SEC rules, regulations and reporting requirements for publicly traded companies, including, without limitation, overseeing, and preparing and filing with the SEC all periodic reports the Company is required to file under the Act and the Exchange Act of 1934 (as amended, the “Exchange Act”). Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

1.8.4  Code of Conduct. For such period as when Executive is employed hereunder, Executive shall at all times conduct himself with the highest ethical standards, and shall at all times adhere to Code of Conduct attached hereto as Exhibit A or such other code of ethics that the Company may, from time to time, adopt.

1.8.5  Opportunities. Executive shall make available to the Company and present to the Board all business opportunities of which he becomes aware, which are relevant to the business of the Company (and its subsidiaries), and to no other person or entity or to himself individually.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1  Base Salary. For the duration of the Term, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $175,000. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. Beginning on the first anniversary of the commencement of Executive’s employment with the Company, and on each anniversary thereafter during the Term, the Base Salary shall be increased by the amount of the Consumer Price Index (“CPI”), for the immediately prior 12-month period, as published in the Wall Street Journal.

2.2  Bonus Compensation. For each year during the Term, Executive will be eligible to earn an annual bonus (the “Bonus”), which Bonus shall be based on Executive’s achievement of certain performance criteria established by the Compensation Committee of the Board (“Compensation Committee”) and provided to Executive as soon as practicable following the commencement of each such year. The target amount, and maximum amount, of the Bonus for any given employment year, assuming that all of the target milestones are met, shall be an amount equal to one hundred percent (100%) of the Base Salary in effect for the applicable year. In connection with the award of any Bonus pursuant to this Section 2.2, Executive’s performance will be reviewed by the Compensation Committee on no less than an annual basis. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that the Compensation Committee shall, in accordance with NASDAQ rules and regulations for publicly traded companies, comprise independent directors of the Board only. In the event that the Company has not established a Compensation Committee, the independent directors of the Board shall establish the annual target amount of any Bonus to be awarded hereunder and shall determine whether the target milestones have been satisfied.

2.3  Initial Options. Concurrently with the execution of this Agreement, the Company shall grant Executive an option (the “Initial Option”) to purchase 2,000,000 shares of the Company’s common stock at an exercise price equal to the fair market price of the Company’s common stock on the Effective Date. The Initial Option shall vest according to the schedule set forth below, and will expire ten (10) years after the date of grant. If Executive is still employed by the Company under this Agreement on the following dates, options for the purchase of 500,000 shares (25% of the Initial Options, as appropriately adjusted for stock splits, stock dividends, etc) shall vest and become exercisable:

2.3.1  Upon the expiration of the ninety (90) day initial probation period, and;

2.3.2  Nine (9) months after the Effective Date, and;

2.3.3  Fifteen (15) months after the Effective Date, and;

2.3.4  At the end of the Initial Employment Term.

2.4  Incentive Option. Concurrently with the execution of this Agreement, the Company shall grant Executive an option (the “Incentive Option”) to purchase 2,500,000 shares of the Company’s common stock at an exercise price equal to the fair market price of the Company’s common stock on the Effective Date. Executive must be an Employee of the Company at the time of the Market Capitalization event which will allow for vesting. The Incentive Option shall vest according to the schedule set forth below, and will expire five (5) years after the Effective Date:

2.4.1  When the Company’s Market Capitalization reaches $75 million, the Incentive Option shall vest with respect to 1,250,000 shares (such shares, the “First Tranche”) of the Company’s common stock subject thereunder; and

2.4.2  When the Company’s Market Capitalization reaches or exceeds $120 million, the Incentive Option shall vest with respect to the remaining 1,250,000 (such shares, the “Second Tranche”) shares of the Company’s common stock subject thereunder.

For purposes of the Agreement, the term “Market Capitalization” shall mean the product of the number of shares of common stock issued and outstanding at the time Market Capitalization is calculated, multiplied by the average closing price of the common stock for the thirty (30) consecutive trading days prior to the date of calculation of Market Capitalization as reported on the principal securities trading system on which the Company’s common stock is then listed for trading, including the Pink Sheets, the NASDAQ Stock Market, the OTC Bulletin Board, or any other applicable stock exchange.

2.5  Business Expenses. During the Initial Term and all Successive Terms thereafter, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company. Such reimbursement shall be made by Company to Executive no later than fifteen (15) days after submission of written expense reports by Executive to Company.

2.6  Other Benefits. During the term of Executive’s employment with the Company, Executive shall be entitled to the following benefits:

2.6.1  Executive shall be entitled to participate in the Company’s employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time, to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives; and

2.6.2  Executive shall be entitled to receive coverage for services rendered to the Company (and its subsidiaries if and when directed by the Board) while Executive is a director or officer of the Company under any director and officer liability insurance policy(s) maintained by the Company from time to time; and

2.6.3  Company shall pay on behalf of Executive the full cost of Executive’s and Executive’s family health insurance plan. Until a Company plan is established, or a replacement plan is put in place, the Company shall pay towards Executive’s policy premium up to $1,000.00 per month.

2.7  Vacation. Executive shall be entitled to two weeks vacation time with full pay in his first year of employment and four (4) weeks vacation time for every calendar year thereafter, with full pay.

2.8  Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this Article II or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1  Termination of Employment

Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1  upon the death of Executive;

3.1.2  upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period; or

3.1.3  upon the expiration of the Initial Term (or, if the Initial Term has been extended, upon the expiration of the then-current Successive Term); or

3.1.4  upon delivery to Executive of written notice of termination by the Company for Cause; or

3.1.5  upon delivery of written notice from Executive to the Company for Good Reason.

3.2  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1  In connection with Paragraph 3.1 herein, “Cause” shall mean any of the following:

(a)  Executive materially breaches any obligation, duty, or covenant under this Agreement, which breach is not cured or corrected within thirty (30) days of receipt by Executive of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(b)  Executive commits any act of misappropriation of funds or embezzlement; or

(c)  Executive commits any act of fraud; or

(d)  Executive is convicted of, or pleads guilty or nolo contendere to any charge of theft, fraud, a crime involving moral turpitude, or a felony under federal or state law; or

(e)  Executive breaches the Company’s Code of Conduct attached hereto as Exhibit A or code of ethics as in effect from time to time.

3.2.2  In connection with Paragraph 3.1 herein, “Good Reason” shall mean: (a) without Executive’s consent, the Company changes Executive’s position or duties to such an extent that his duties are no longer consistent with the positions of CFO of the Company, or (b) Company materially breaches any term of this Agreement which breach continues uncured following thirty (30) days written notice by Executive to the Company of such breach.

3.2.3  “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

3.3  Effect of Termination

3.3.1  If Executive’s employment is terminated by Executive for Good Reason or by Company other than for Cause, Executive shall be entitled to the following (the “Severance Payments”):

(a)  If the Company terminates the Employment of Executive pursuant to Section 1.2 effective on the first anniversary of this Agreement, the Employee will receive three (3) additional months salary following the date of his termination; or

(b)  If the Company terminates Executive before the first anniversary date of this Agreement (other than pursuant to Section 1.2 on the first anniversary of this Agreement), (i) the Company shall, on date of termination, pay Executive an amount equal to his unpaid salary through the first anniversary of this Agreement, plus fifty percent (50%) of the target Bonus in effect on the Termination Date, and (ii) fifty percent (50%) of the Incentive Options granted to Executive pursuant to Section 2.3 shall vest; or

(c)  If employment is terminated after the first anniversary, then Executive shall be paid an amount equal to the salary he would have received through the end of the Term, and all Initial Options granted under Section 2.3 shall fully vest, to the extent not already vested.

At such time when Executive’s employment with the Company is terminated, and as a condition to Executive’s right to receive any benefits pursuant to this Section 3.3.1, Executive shall execute and deliver to the Company a written release in a form mutually acceptable to the Company and Executive.

3.3.2  Notwithstanding the reason for termination of Executive’s employment, Executive shall be entitled to:

(a)  all benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.5 hereof through the Termination Date, subject to and in accordance with the terms of such plans; and

(b)  any accrued but unused vacation earned by Executive through the Termination Date pursuant to Section 2.6 hereof, paid out in accordance with legal requirements; and

(c)  reimbursement for any business expenses incurred by Executive prior to Termination Date in accordance with Section 2.4 of this Agreement.

If Executive’s employment is terminated for death, disability, by Executive other than for Good Reason or by the Company for Cause, Executive shall be entitled to no severance or other post-employment benefits (including, without limitation, the Severance Payments) except as provided in Section 3.3.2 of this Agreement.

3.3.3  Executive hereby acknowledges that in the event of termination of his employment for any reason, Executive shall not be entitled to any severance, payment or other compensation from the Company except as specifically provided in this Section 3.3.

ARTICLE IV

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1  Inventions. All processes, technologies and inventions relating to the business of the Company (and its subsidiaries) (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2  Confidential/Trade Secret Information/Non-Disclosure.

4.2.1  Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company (including information developed by Mobius in its capacity as a consultant to the Company). For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2  Restriction on Use of Confidential/Trade Secret Information. Executive agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(a)  Non-Disclosure. Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement.

(b)  Non-Removal/Surrender. Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

4.2.3  Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twelve month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.3  Non-Solicitation of Employees. Employee agrees that during the twelve month period following the Termination Date, he shall not, directly or indirectly, solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4  Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

4.5  Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

4.6  Breach of Provisions. If Executive breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.7  Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.8  Special Definition. For purposes of this Article IV, the term “Company” shall be deemed to include any subsidiary of the Company.

ARTICLE V

MISCELLANEOUS

5.1  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Executive may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

5.2  Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 5.2:

If to the Company:	Global Clean Energy Holdings, Inc. 6033 W. Century Blvd, Suite 1090 Los Angeles, CA 90045 Phone: 310-378-8529 Fax: 310-378-7620

With a copy (which shall not constitute notice) to:	Troy & Gould 1801 Century Park East, 26th Floor Los Angeles, CA 90067 Attention: Istvan Benko, Esq. Telecopy No.: (310) 789-1490

If to Executive:	Bruce K. Nelson 10 Foxglen Irvine, CA 92614 Phone: 949-786-6940

5.3  Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

5.4  Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.5  Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

5.6  Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the Parties.

5.7  Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

5.8  Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.9  Captions. The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

5.10  Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

5.11  Arbitration.

5.11.1  Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, , constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law, excluding any claim for wages under the California Labor Code ,or any claim relating to the Company’s failure to pay wages. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall only apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

5.11.2  Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes for Judicial Arbitration and Mediation Services (“JAMS”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding, and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing, and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. In the event Company initiates the arbitration proceeding, Company shall bear the total cost of the arbitration filing, hearing fees, and the cost of the arbitrator. In the event Executive initiates the arbitration proceeding, Executive shall bear the total cost of the arbitration filing, hearing fees, and the cost of the arbitrator.

5.12  Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Article IV of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Global Clean Energy Holdings, Inc. a Utah corporation

By:
Name: Richard Palmer
Title: President & Chief Executive Officer

Bruce K. Nelson

EXHIBIT A

CODE OF CONDUCT

Honesty and Integrity
Our business is based on mutual trust, honesty and integrity in all of our affairs, both internally and externally. This philosophy must be respected at all times. Each of us must be truthful in our business dealings with each other, and with our auditors, legal counsel, regulators and loan review and compliance staffs. Illegal, dishonest and fraudulent acts are grounds for termination. Making false statements or otherwise misleading internal or external auditors, attorneys, regulators or loan review and compliance personnel is prohibited. You must never withhold or fail to communicate fully information that is requested in connection with an appropriately authorized investigation or review. Any concealment of information is a violation of your employment agreement, which may result in termination of your employment with the Company and could constitute a criminal act.

Protecting Corporate Assets
You are responsible for safeguarding the assets of the Company. Company assets must not be used for personal benefit. The Company’s assets include, but is not limited to, all of its properties, including intellectual properties, business information, cash, and securities. Misappropriation of Company assets is a violation of your employment agreement, which may result in termination of your employment with the Company and could constitute a criminal act.

Accuracy of Company Records and Reports
The Company is committed to maintaining records, data and information that are accurate and complete so as to permit the Company to make timely and accurate disclosures to its regulators and to its shareholders. You are personally responsible for the integrity of the information, reports and records under your control. Records must be maintained in sufficient detail so as to reflect accurately the Company’s transactions and activities. Our financial statements must be prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly present, in all material respects, the financial condition and results of the Company. To accomplish full, fair, and accurate reporting, you must ensure that financial reports issued by the Company are timely, accurate, understandable, and complete.

Compliance With Laws
The Company’s activities shall always be in full compliance with all applicable laws and regulations. When such laws or regulations are ambiguous or difficult to interpret, you should seek advice from the Company’s outside legal counsel.

Conflicts Of Interest
You must conduct your private, business, and personal activities in a manner that avoids conflict with, or even the appearance of conflict with, your ability to act solely in the interests of the Company. A conflict of interest arises if you have interests of any nature that compromise your ability to act objectively and in the best interests of the Company. Conflicts can arise directly or through your family members or through business or other entities in which you or your family members have an interest. At no time may you, on behalf of the Company, transact personal business, the business of an immediate family member, or the business of a for profit entity in which you or a member of your immediate family has an interest (other than an interest not exceeding 1% in a publicly traded company (a “Permitted Public Company Interest”)), with the Company. In all such situations, you must disqualify yourself from involvement with any transaction or relationship between that person and the Company except as set forth in Section 1.6 herein.

Business Ventures with Customers
You may not enter into or participate with the Company’s customers in business ventures without the approval of a majority of the Governance & Compliance Committee of the Board.

Acting as a Fiduciary
Officers may not assume the responsibility of executor, administrator, trustee, guardian, custodian, attorney-in-fact under a power of attorney, or any other fiduciary capacity (except with respect to matters involving direct family relationships) without the approval of a majority of the Governance & Compliance Committee of the Board.

Company Opportunities
You must not take for yourself any opportunity that belongs to the Company. Whenever the Company has been seeking a particular business opportunity, or the opportunity has been offered to the Company, or the Company’s funds, facilities or personnel have been used in developing the opportunity, that opportunity rightfully belongs to the Company and not to its employees.

Investments in Customers or Suppliers
Because investments are an area in which conflicts of interest can very easily develop, you should obtain prior approval from a majority of the Governance & Compliance Committee of the Board before investing directly or indirectly in the business of a customer or supplier of the Company, other than a Permitted Public Company Interest, as defined above. Under no circumstances should you acquire an equity interest in a company that is a customer or supplier at a price which is more favorable than the price offered to the general public. If you own a direct or indirect interest in a business or other entity that becomes a customer or supplier, you should notify a majority of the Governance & Compliance Committee of the Board of the Board as soon as the underlying facts are known to you.

Business Expenses
You must have all business-related expenses approved by the Chairman of the Board of Directors or the Chief Executive Officer of the Company. You must carefully observe expense account regulations and guidelines. Falsification of an expense account is considered to be a misappropriation of corporate funds and constitutes grounds for dismissal.

Bequests from Customers
You may not accept a bequest or legacy from a customer, unless the customer is your immediate family member. However, there may be an occasional instance when a bequest from a non-relative customer is based upon a relationship other than the normal business relationship, which arises between you and a customer. In such a situation, full consideration by a majority of disinterested members of the Governance & Compliance Committee of the Board, will be given to approving receipt of the bequest.

Gifts from Customers
You shall not solicit or accept for yourself, or for a third party, anything of value in return for, or in connection with, any business, service, or activity of the Company. You shall not accept a gift in circumstances in which it could appear that his or her business judgment was influenced by such gift. You shall not allow an immediate family member or business associate to accept a gift, services, loans or preferential treatment in exchange for a past, current, or future business relationship with the Company.

Disclosure of Potential Conflicts of Interest
You shall immediately disclose to a majority of disinterested members of the Governance & Compliance Committee of the Board all situations that possess a potential for conflict of interest.

Political Donations
You are prohibited from making any contribution to political candidates on behalf of the Company. You also may not make any contributions of anything of value in connection with any federal, state or local candidate’s election. The Company makes, and discloses fully, contributions in state and local elections for the purpose of supporting ballot propositions that are in the interests of the Company and its several constituencies. Any proposal for political contributions on behalf of the Company or a group of Company employees should be referred for approval to a majority of disinterested members of the Governance & Compliance Committee of the Board.

Confidential Information
You shall not use confidential and nonpublic information in any manner for personal advantage or to provide advantage to others.

Insider Trading
You must at all times comply with all laws and regulations concerning insider trading. In general, you are prohibited by applicable law from trading in the securities of any company while in possession of material, nonpublic information (also known as “inside information”) regarding that company. This prohibition applies to the Company’s securities as well as to the securities of other companies, including the Company’s customers and suppliers, and to transactions for any account of the Company, client account or personal account. It is also illegal to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit.

Investment Prudence
You must not use your position at the Company to obtain leverage with respect to any investment, including investments in publicly traded securities, and should not accept preferential treatment of any kind based on your position with the Company in connection with your investments.

Cross - Selling Services/Tying Restrictions.
“Tying” arrangements, whereby customers are required to purchase or provide one product or service as a condition for another being made available, are unlawful in certain instances. You should consult the Company’s outside legal counsel for advice on tying restrictions. The Company prohibits any such unlawful requirements.

Anti - Competitive Practices.
The Company is subject to complex laws (known as “antitrust laws”) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You should avoid discussion of competitively sensitive topics, such as prices, pricing policies, costs and marketing strategies (except as reasonably required by your job duties).

Anti - Money Laundering Compliance.
Money laundering is the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions. The Company is obligated by law to join with governments, international organizations and members of the financial services industry to help prevent money laundering. You must follow all of anti-money laundering policies and procedures.

Nondiscrimination.
The Company endeavors to make all decisions responsibly, constructively and equitably without bias as to race, color, creed, religion, national origin, sex, marital status, age, veteran’s status or membership in any other protected class or receipt of public assistance. Failure to do so is against Company policy.

Misleading Statements.
You shall not make false or misleading remarks about suppliers, customers, or competitors, or their products and services.

Corporate Gifts to Others.
You must use care in connection with gifts to others. If a gift could be viewed as consideration for business, you should not make the gift.

Entertainment.
Legitimate entertainment of reasonable value is an accepted practice to the extent that it meets all standards of ethical business conduct and involves no element of concealment.

Other Remuneration.
In the conduct of the Company’s business, no bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual or organization for any reason whatsoever.

Equal Employment Opportunity.
The Company is an equal opportunity employer and you are expected to comply with all laws concerning discriminatory employment practices. Advancement at the Company is based on talent and performance. In addition, retaliation against individuals for raising claims of discrimination is prohibited.

Harassment and Intimidation.
The Company prohibits sexual or any other kind of harassment or intimidation by any Employee, Officer, or Director of the Company. Harassment, whether based on a person’s race, gender, religion, national origin, disability, sexual orientation, or socioeconomic status, is completely inconsistent with our tradition of providing a respectful, professional workplace. You must never use company systems to transmit or receive electronic images or text of a sexual nature or containing ethnic slurs, racial epithets or any other material of a harassing, offensive or lewd nature.